Exhibit 99.1

DiaMedica Therapeutics Announces Voluntary Delisting from TSX Venture Exchange

Minneapolis, Minnesota, January 9, 2019 (GLOBE NEWSWIRE) -- DiaMedica Therapeutics Inc. (Nasdaq: DMAC) (TSX-V: DMA), a clinical stage biopharmaceutical company, announced today that it has applied to voluntarily delist its voting common shares from the TSX Venture Exchange.

The Company’s common shares are expected to be delisted from the TSX-V at the close of business on January 18, 2019, being approximately 10 days from today's date. DiaMedica’s shares will continue to be listed for trading on The Nasdaq Capital Market (“Nasdaq”) under the trading symbol “DMAC.” The Company believes that the continued listing of its common shares on the Nasdaq will provide its Canadian shareholders with a sufficiently liquid market and further, that the financial and administrative costs associated with maintaining a dual listing are not justified.

About DiaMedica

DiaMedica Therapeutics Inc. is a clinical stage biopharmaceutical company focused on developing novel treatments for neurological and kidney diseases. DiaMedica’s shares are listed on The Nasdaq Capital Market under the trading symbol “DMAC.”

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this press release.

IR Contact:

Paul Papi
Vice President of Business Development
2 Carlson Parkway, Suite 260
Minneapolis, MN  55447
(617) 899-5941
info@diamedica.com